Exhibit 99.1

Banc of California Becomes Mortgage Credit Manager for Oaktree Entities

Banc of California’s Subsidiary, The Palisades Group LLC, To Manage Oaktree’s $3.2 billion Residential Mortgage Portfolio

Irvine, Calif. (April 15, 2014) Banc of California Inc. (NASDAQ: BANC) today announced that its wholly owned registered investment advisor subsidiary, The Palisades Group, LLC (“Palisades”), has entered into an agreement with certain entities owned by private investment funds and accounts managed by Oaktree Capital Management, L.P. (such entities,”Oaktree”), a global investment management firm with $83.6 billion in assets as of December 31, 2013. The agreement calls for Palisades to serve as the credit manager of pools of single family residential loans held in more than thirty individual securitization trusts beneficially owned by Oaktree, which represent over $3.2 billion of unpaid principal balance as of March 2014.

Stephen Kirch, Chief Executive Officer of Palisades, stated “We are pleased to announce this important partnership and we look forward to a long-lasting relationship with the Oaktree team. With this agreement, the Palisades credit management and advisory business will oversee more than $5.2 billion in principal balance and 25,000 individual mortgage-related assets”

 “We are excited to partner with The Palisades Group and have Oaktree’s seasoned mortgage loan portfolio benefit from their team’s expertise in the residential mortgage credit sector” said John Brady, global head of real estate for Oaktree.

Prior to its acquisition by the Banc of California, Palisades was founded by Stephen Kirch and Jack Macdowell in 2012 and has since become a leading independent residential mortgage credit manager serving institutional investors nationwide. With this transaction, Palisades will become an advisor for over $5.2 billion of principal balance for its clients’ portfolios of single family residential loans and securitizations.

Steven Sugarman, Chief Executive Officer of Banc of California, stated “The partnership with Oaktree is an integral part of the Palisades’ growth plan and we consider this further testament to their capabilities in the residential mortgage credit markets. Oaktree sets a global standard for value-oriented and risk-controlled investing and they can select any partners they so choose. We are honored they have selected Banc of California and The Palisades Group.”

About Banc of California, Inc.

Since 1941, Banc of California, Inc. (NASDAQ: BANC) through its banking subsidiary Banc of California, National Association, has provided banking services and home loans to businesses and families in California and the West. Today, Banc of California, Inc. has over $3.8 billion in consolidated assets and more than 80 banking locations.

About The Palisades Group, LLC.

The Palisades Group, LLC (“Palisades”) is the wholly-owned SEC-registered investment adviser subsidiary of Banc of California, Inc. based in Santa Monica, California, which specializes in residential mortgage credit, real estate and fixed income strategies. Palisades manages and/or advises on more than $5.2 billion in residential mortgage and real estate assets on behalf of institutional investment clients.

About Oaktree Capital Management, L.P.

Oaktree Capital Management, L.P. (together with its affiliates) is a leader among global investment managers specializing in alternative investments, with $83.6 billion in assets under management as of December 31, 2013. The firm emphasizes an opportunistic, value-oriented and risk-controlled approach to investments in distressed debt, corporate debt (including high yield debt and senior loans), control investing, convertible securities, real estate and listed equities. Headquartered in Los Angeles, the firm has over 800 employees and offices in 16 cities worldwide. For additional information, please visit Oaktree’s website at www.oaktreecapital.com

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of the “Safe-Harbor” provisions of the Private Securities Litigation Reform Act of 1995. These statements are necessarily subject to risk and uncertainty and actual results could differ materially from those anticipated due to various factors, including those set forth from time to time in the documents filed or furnished by Banc of California, Inc. with the Securities and Exchange Commission. You should not place undue reliance on forward-looking statements and Banc of California, Inc. undertakes no obligation to update any such statements to reflect circumstances or events that occur after the date on which the forward-looking statement is made.

Source: Banc of California, Inc.

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Banc of California, Inc.	Vectis Strategies
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